Exhibit 99.1


            Waste Connections Closes Previously Announced
             Acquisitions and Comments on Current Quarter

    FOLSOM, Calif.--(BUSINESS WIRE)--Sept. 17, 2003--Waste Connections, Inc. (NYSE:WCN) today announced the closing of the two previously announced acquisitions in California. These two transactions include a large residential collection and recycling franchise operation servicing a portion of San Jose, and a fully integrated franchise operation in Red Bluff, with combined annualized revenue of approximately $29 million. In addition, the Company has completed six other acquisitions to date in the third quarter with annual revenue totaling approximately $12 million. These additional closed transactions include two collection and landfill operating companies in Mississippi and a series of tuck-in acquisitions in Iowa, Nebraska and South Dakota.
    Ronald J. Mittelstaedt, chairman and chief executive officer, said, "We are especially pleased to announce the completion of the two California transactions as these acquisitions further expand the Company's revenue base in exclusive West Coast markets. So far this year, we have closed transactions with total annualized revenues of almost $50 million. These closed acquisitions represent an important building block as we approach 2004. We remain comfortable with our target of acquiring $60 million of annualized revenue for the year given an increasing amount of acquisitions under active discussions.
    "Regarding the current quarter, we now expect revenue to be near the upper end of our previous guidance and our operating income before depreciation and amortization to be approximately 2% below the low end of our previous guidance due primarily to a higher contribution of revenues from new acquisitions, weaker than expected performance in three of our competitive markets, and timing delays in completion of certain capital projects in the Southeast due to heavy rainfalls which has also increased expenses. Consistent with our previous guidance, we expect to increase our internalization rate to 67%-68% by the end of the quarter, exclusive of the impact from newly acquired operations."

    Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western, Midwestern, Southwestern and Southeastern U.S. The Company serves more than one million commercial, industrial and residential customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, Calif. For more information, visit the Waste Connections web site at www.wasteconnections.com.

    Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) competition or unfavorable industry conditions could lead to a decrease in demand for the Company's services and to a decline in prices realized by the Company for its services, (2) the Company depends in part on acquisitions for growth, it may be required to pay increased prices for acquisitions, and it may experience difficulty in integrating and deriving synergies from acquisitions, or finding acquisition targets suitable to its growth strategy. (3) the Company may not always have access to the additional capital that it may require for its growth strategy or its cost of capital may increase, (4) governmental regulations may require increased capital expenditures or otherwise affect the Company's business, (5) companies that Waste Connections acquires could have undiscovered liabilities, (6) large, long-term collection contracts on which the Company depends may not be replaced when they expire or are terminated, and (7) the Company is highly dependent on the services of senior management, who would be difficult or impossible to replace. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. There may be additional risks that the Company does not presently know or that it currently believes are immaterial which could have an adverse impact on its business. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.


    CONTACT: Waste Connections
             Worthing Jackman, 916-608-8266
             worthingj@wasteconnections.com